Exhibit 4.16

Procurement contract of Battery swapping station equipment

Project name: Passenger Car battery swapping station

Project Contract No.: ZSYZ-FW-2207006

Signing place: Hangzhou

Signing date: 07,2022

Procurement contract of Battery swapping station equipment

Buyer: Zhejiang Petroleum Integrated Energy Sales Co., LTD. (hereinafter referred to as “Party A”) Address: 15 / F, Building A, West Lake International Science and Technology Building, No.391 Wener Road, Xihu District, Hangzhou

Seller: Upincar Service Group Co., Ltd. (hereinafter referred to as “Party B”) Address: 2nd floor, Block A, Left Bank, No.88, Beizhangjiabang Road, Pudong New Area, Shanghai

Party A and Party B, in accordance with the provisions of the Civil Code of the People’s Republic of China and relevant laws and regulations, reach the following agreement on the principle of voluntary, fairness, honesty and credibility, for both parties to observe.

Article 1 Object of the contract

1.1 Procurement details of the electrical swapping station：

Num.	Product name	Specifications and instructions	Quantity (set)	unit price (tax included /ten thousand
1	E70 battery swapping station	package	2	283
1.1	Battery swapping platform	set	1
1.1.1	Box(A)	set	1
1.1.2	Station and operating platform	set	1
1.1.3	Front and rear brake machine	set	2
1.2	RGV	set	1
1.2.1	Platform integration module	set	1
1.2.2	Positioning component	set	1
1.2.3	Lift mechanism	set	1
1.3	Battery warehouse	set	28
1.3.1	Box (B+C)	set	2
1.3.2	Charger structural parts	set	28
1.3.3	Charging module	set	56
1.3.4	Palletizer	set	1
1.3.5	Control system	set	1
1.4	Whole station control system	set	1
1.5	Other accessories (fire control, supervision Control, cooling, air conditioning, and key etc.)	set	1
Unit price（tax included）			283
Total price including tax (two sets)			566

1.	The total price of tax including freight is RMB 5.66 Million yuan
人民币(大写)伍佰陆拾陆万元整 (¥5660000.00)

2.	The above amount includes the design, manufacturing, packaging, transportation, installation and commissioning, supporting foundation, duty room, anti-collision column, road marking, installation and debugging, facade decoration，training fees, taxes and other expenses of the battery swapping station；

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Article 2 Time and place of delivery

2.1 Party B shall deliver the goods within 60 working days after receiving the written start instruction from Party A. However, the delivery time is not limited by the delivery period if Party A fail to deliver the relevant technical information and materials timely, or changes the technical requirements, or fails to actively carry out the advance payment.

2.2 Party B shall choose the appropriate packaging according to the nature of the equipment and the mode of transportation to adapt to the climate，and should also do a good job of moisture-proof, rain prevention, rust prevention and other protective work;Before the acceptance. The risk of equipment damage and loss shall be borne by Party B,and the risks after the acceptance inspection shall be borne by Party A,The equipment cannot be accepted in time due to Party A.If the equipment cannot be accepted in time due to Party A’s reasons，the risk shall be transferred to Party A from the date of Party A’s breach.

2.3 The delivery place of the equipment is as follows, without the written notice or consent of Party A, Party B shall not change the delivery place without permission；If Party A changes the delivery place, it shall notify Party B in writing 30 days before the original agreed period.Party A shall bear the additional costs and risks arising from Party A’s change of the delivery time or place.

Num.	Product	Specification	Quantity	Delivery time	Delivery place
1	E70 battery swapping station	28 Warehouse	2	TBA	Anji

Article 3 Terms of payment

3.1 The total amount of this contract is RMB 5.66 million Yuan (including 13% VAT)【人民币(大写)伍佰陆拾陆万元整 (¥5660000.00)】The total contract amount includes the design, manufacturing, packaging, transportation, installation and commissioning, Training fees, taxes and other expenses of the battery swapping station；During the contract period, the price is fixed, and the payment method is bank transfer.During the performance of the contract, in case of the adjustment of the contract tax rate, the unit price excluding tax shall remain unchanged.

3.2 Payment arrangement

The two sets of equipment should be settled separately.The start-up production and delivery time of the second set of equipment shall be subject to the written notice of Party A.Before the delivery of a single set of equipment, Party A shall pay 30% of the amount of the set of equipment within 10 days after receiving the VAT special invoice of the corresponding amount provided by Party B.Party A shall pay 60% of the amount of the equipment within 10 days after the arrival of the equipment acceptance and receipt of the VAT special invoice of the corresponding amount provided by Party B.The remaining 10% of the payment for the equipment shall be paid in a lump sum after the expiration of the equipment warranty period.Before each payment, Party B shall issue a VAT special invoice of the corresponding amount.

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3.3 After Party A pays the payment for each set of equipment except the quality guarantee fund, the ownership of the set of equipment shall belong to Party A.

3.4 If the delivery period is delayed due to party A’s delay in payment, it has nothing to do with Party B, and Party A shall bear all losses caused thereby.

3.5 If party A decides not to implement the construction of the second set of battery swapping station due to policy adjustment or internal reasons, Party A has the right to unilaterally terminate the purchase of the second set of battery swapping station equipment and shall not assume any liability for breach of contract.If Party B has started the production of the equipment according to the written notice of Party A, the fee shall be settled according to 10.3.

3.6 Collection account

Account name: Upincar Automobile Service Group Co., LTD

Bank: Huangpu Branch of Bank of Shanghai

Account number: 03003940747

Article 4 Admission、installation and debugging

4.1 Party A shall inspect the unpacking of the admission equipment in time, including the packaging, appearance, quantity, specification of the equipment. In case of nonconformity or defect, Party A shall submit the equipment in writing within 3 days after entering the equipment; If Party A fails to open the equipment for inspection or provide the inspection report, it shall be deemed to have passed the unpacking inspection.

4.2 Party A shall provide the necessary conditions and resources such as the space, electricity, water and materials required for the on-site installation；Party A shall bear the water, electricity and other resource expenses incurred during this period.

Article 5 Acceptance of equipment

5.1 Party B shall notify Party A after completing the installation and commissioning of the equipment for acceptance, and Party A shall, within 3 days upon receipt of the notice from Party B, assign engineers or other relevant personnel with the final acceptance representative to the site for acceptance；If Party A fails to carry out the acceptance inspection within 3 days after Party B sends the written notice, it shall be deemed to have been accepted and passed the acceptance inspection.

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5.2 If the acceptance inspection is qualified, both parties shall sign the equipment acceptance letter.If the unqualified or substandard items are found in the acceptance process，Party B shall make active improvements.For unqualified or substandard factors caused by Party A’s materials or third-party related projects that are not controllable by Party B, both parties shall jointly rectify them.

5.3 If Party B expressly refuses to accept or fails to participate in the acceptance as arranged by Party A, it shall be deemed to agree to the acceptance result of Party A;If Party A fails to organize the acceptance inspection in time, or put into use or put into production without acceptance, or transfers, lease, dismantle, mortgage, or pledge the equipment without acceptance, it shall be deemed to have passed the acceptance inspection.

5.4 If either party has any objection to the acceptance result, it may entrust a third party jointly designated by both parties to conduct the appraisal, and the appraisal result shall be binding on both parties.If the unqualified items are caused by one party, the appraisal expenses shall be borne by that party; if the unqualified items are caused by both parties, the appraisal expenses shall be borne by both parties.

Article 6 Technical training of the equipment

6.1 Party B shall be responsible for providing one week of centralized training service to Party A or the operators and managers of Party A free of charge.The contents of the training mainly include: the basic organization of the equipment, the principle, the composition of the main components, the daily operation steps, maintenance and management, emergency handling, etc.If party A’s operators or management personnel still fail to operate the equipment independently after one week, Party B may re-train the relevant personnel free of charge.

6.2 If Party A has any subsequent training needs, Party B will charge the corresponding training fees and travel expenses according to the situation.

6.3 In order to ensure that the first battery swapping station is put into operation on schedule, considering that Party A or the party designated by Party A needs time to recruit employees, after negotiation, if party B fails to complete the training of the employees in time, Party B promises to send professional operation personnel and management personnel to the site to take charge of the operation of the site until the employees of the site meet the working conditions。

Article 7 Delivery of relevant spare parts and materials

7.1 Party B shall provide the equipment related spare parts list, vulnerable parts list, operation manual and other basic information, and also deliver the agreed equipment documents to Party A before the equipment acceptance, The use right and risk of the documents shall be transferred to Party A from the day when the equipment passes the acceptance inspection, but Party A shall not use the document for other items than the equipment in the contract.

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Article 8 After-sales service

8.1 The warranty period of the equipment is 12 months, calculated from the date of acceptance or deemed acceptance,no interruption, no suspension.

8.2 During the warranty period, Party B shall be responsible for the free maintenance of the equipment problems not caused by the responsibility of the third party；For the equipment problems caused by the third party responsibility, the maintenance cost shall be borne by the third party.Party B shall respond within 4 hours after the customer notice, and send someone to the site to solve the problem within 36 hours.

8.3 One month before the expiration of the warranty period, Party B shall send personnel to the equipment site for a free maintenance and maintenance service (according to the maintenance manual provided by Party B), and the maintenance time shall be conducted with the user during the non-operation time.

8.4 During the warranty period, Party B shall not assume any liability for compensation and shall not accept the request for return and exchange in any of the following circumstances；If the equipment needs to be maintained and repaired by Party B, Party B shall charge the necessary materials and labor costs according to the cost：

(1) Without the prior written consent of Party B, Party A is unauthorized or agrees with a third party to dismantle, modify or transform the goods, thus causing all or partial abnormality, damage or failure of the equipment.

(2) Damage or failure caused by Party A or a third party for failure to follow Party B’s guidance, Or violate the requirements of the operation manual and the instruction manual, or operation, maintenance and repair in violation of other relevant written instructions.

8.5 Upon expiration of the warranty, Party B shall timely dispatch personnel to help or guide Party A’s personnel to repair the equipment. The response time shall be the same as that in 8.2. The specific matters and charging standard shall be signed into a maintenance service contract after negotiation by both parties

8.6 Party B agrees that if Party A resold the equipment under the contract, Party B shall directly perform the after-sales service to the buyer / equipment user.

Article 9 Ownership of property rights

9.1 Under this Agreement, the technical parameters, data and other technologies and process materials generated during the development and production of the Subject matter shall be jointly owned by Party A and Party B; the patent application right and non-patented technology ownership generated during the development and production of the subject matter under this Agreement shall be jointly owned by Party A and Party B.

9.2 Without the written consent of Party A and Party B, neither party shall copy any intangible and tangible property or disclose it to a third party in any way.

9.3 Party B shall guarantee that it performs the delivery obligations agreed herein and will not infringe the intellectual property rights or other legitimate rights and interests of any third party.Otherwise, Party B shall bear all the losses thereby caused to Party A.

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Article 10 Liability for breach of contract

10.1 Party B shall deliver the equipment in strict accordance with the time and conditions agreed by both parties. If the equipment fails to deliver in time due to objective reasons, it shall notify Party A in advance and obtain party A’s consent;If the delivery is delayed due to Party B,for each day delayed, 1 ‰ of the delayed part shall be paid at the rate of liquidated damages, and the sum of the liquidated damages shall not exceed 5% of the value of the delayed delivery except for the delay of delivery due to Party A.

If Party B delays in delivering the equipment for more than 30 days, Party A shall have the right to terminate the contract and require Party B to pay a liquidated damages of 10% of the payment for the undelivered goods. If the liquidated damages are insufficient to cover Party A’s losses, Party A shall have the right to require Party B to bear the corresponding compensation liability.

10.2 Party A shall receive the goods and pay the payment in strict accordance with the agreement of both parties. If Party A fails to receive the goods or delays the payment, Party A shall pay a penalty of 1 ‰ of the total contract price up to 5% of the total contract price. If Party A delays in 5% of the total contract price or delays the payment for more than 30 days, Party B shall have the right to terminate the contract.

10.3 After the contract comes into force, If Party A unilaterally rescinds or terminates the Contract (unless expressly agreed herein), Party B shall not refund the payment received. If Party A unilaterally discharge terminates the Contract within 30 days after issuing the production order to Party B(except as expressly agreed in this Contract), Party A shall pay 30% payment；If Party A unilaterally discharge or terminates the Contract more than 30 days (excluding 30 days) after issuing the production order to Party B (except as expressly agreed in this Contract), Party A shall pay 50% payment.

10.4 During the warranty period, if the equipment is faulty or abnormal, Party B shall actively cooperate and compensate Party A for all losses caused by the failure of the operation of the battery swapping station during the return and exchange period.

10.5 During the warranty period, if Party A suffers any economic compensation claim due to any failure or abnormality of the quality or technology of the equipment, Party B shall bear any losses caused to Party A.

10.6 Party B shall guarantee the timely supply of accessories for the equipment involved in this contract；If the time of the battery swapping station is suspended for more than 24 hours due to the shortage of goods or suspension of related parts, Party B shall compensate for all losses caused thereby.

Article 11 Force Majeure

11.1 “Force Majeure” refers to earthquake, typhoon, fire, flood, war, strike, natural disaster, trade embargo, epidemic situation or other unforeseen accidents that cannot be prevented or avoided.

11.2 If either party is unable to perform this Contract due to force majeure, it shall notify the other party of the relevant details within 15 working days after the occurrence of the force majeure event. The parties shall immediately discuss and formulate a set of corresponding measures and try to minimize the impact of the force majeure, and reach an agreement on the suspension, partial performance and termination of the Contract.

11.3 If one party fails to timely notify the other party of the force majeure event under such possible conditions, it shall not be exempted from the liability for breach of contract.

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Article 12 Contact information

12.1 All notices between Party B and Party A shall be delivered by email or at the following address:

Party B’ddress: Upin Car, 2nd Floor, Block 88 A, No.88, Zhangjijiabang Road, Pudong New Area, Shanghai

Contact person: Zhang Qingxiu

Contact number: 18616720557

E-mail address: qingxiu.zhang@upincar.com

Party A’s address: 21st floor, Building A, West Lake International Science and

Technology Building, No.391 Wener Road, Xihu District, Hangzhou Contact person:

Lu Xianyuan

Contact number: 18868445100

Email address: 597309571@qq. com

12.2 If the above information is changed, both parties shall timely inform the other party within one month.If the information cannot be delivered directly since either party delays in giving the notice, the following agreement shall be implemented:

If the notice is sent by E-mail, the date of delivery shall be regarded as the date of delivery; if the notice is sent by express, the seventh day from the date of express delivery shall be regarded as the date of delivery.

Article 13 Settlement of disputes

13.1 The establishment, effect, interpretation, performance and dispute settlement of this Contract shall be settled by both parties through friendly negotiation; if the negotiation fails, it shall be submitted to the people’s court where Party A is located for settlement. The costs, attorney’s fees and others thereby incurred by the parties All the necessary expenses shall be borne by the losing party.

Article 14 Other matters

14.1 Any modification, modification, addition or addition of the terms hereof shall be settled by both parties through negotiation. Both parties shall sign a supplementary agreement. The supplementary agreement shall come into force upon being signed and sealed by both parties and shall have the same legal effect as the Contract.

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14.2 If any provision of this Contract is deemed to be invalid or unenforceable, it shall not affect the validity of the other provisions of the annex to this Contract，unless the aforementioned invalidity or unenforceability materially affects the rights and obligations of the parties.

14.3 If a party fails to exercise or neglects to exercise its rights hereunder, it shall not be deemed as a waiver of such rights；The waiver of a certain right by either party shall not be deemed to be a simultaneous waiver of the other right；Any waiver of any right by a party must be made in writing，except for the provisions agreed upon in this contract which has a time limitation.

14.4 This contract is signed in accordance with the technical agreement of intelligent charging and swapping station.

14.5 This contract shall come into force upon being signed and sealed by both parties. It is made in quadruplicate, with each party holding two copies with the same legal effect.

(No text available below)

(This page is a signature page.)

Party A：	Party B：

Legal representative or authorized signatory：	Legal representative or authorized signatory：

Signing time:	Signing time

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Appendix:

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